Exhibit 10.1

Execution Version

Inno Holdings Inc.

Limited Waiver of Underwriting Agreement

March 1, 2024

AC Sunshine Securities LLC.

8761 The Esplanade Ct., STE 30

Orlando, FL 32836

Re: Limited Waiver of Inno Holdings Inc. Underwriting Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Underwriting Agreement (the “Agreement”) entered into on December 4, 2023, by and among Inno Holdings Inc. (the “Company”), the several underwriters named in Schedule A thereto and AC Sunshine Securities LLC, in its capacity as representative of the several underwriters, (the “Representative”) in connection with the initial public offering (the “IPO”) of the Common Stock of the Company. Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Pursuant to Section 3(n) of the Agreement, the Company has agreed, among other things, not to, without the prior written consent of the Representative, for a period of 180 days from the date of the Agreement (the “Lock-Up Period”), (i) issue, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of Common Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Common Stock or such other securities, in cash or otherwise, except to the Underwriters pursuant to the Agreement. The Company further agreed not to accelerate the vesting of any option or warrant or the lapse of any repurchase right prior to the expiration of the Lock-Up Period.

Pursuant to Section 3(o) of the Agreement, the Company has agreed, among other things, not to, without the prior written consent of the Underwriters, for a period of twelve months from the commencement of the Company’s first day of trading, directly or indirectly in any “at-the-market” or continuous equity transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for shares of Common Stock of the Company.

Pursuant to Section 3(q) the Company and the Representative have agreed, among other things, that the Representative shall have Right of First Refusal for a period of twelve (12) months after the Offering is completed, to act as sole and exclusive investment banker, sole and exclusive book-runner, sole and exclusive financial advisor, sole and exclusive underwriter and/or sole and exclusive placement agent, at the Representative’s sole and exclusive discretion, if the Company or any of its subsidiaries: (i) decides to finance or refinance any indebtedness; or (ii) decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities.

Pursuant to Section 3(r) of the Agreement, the Company has agreed, among other things, that the Representative shall be entitled to receive from the Company a cash placement fee equal to six percent (6.0%) of the aggregate purchase price paid by each purchaser of securities of the Company, with respect to any public or private offering or other financing or capital-raising transaction of any kind (the “Tail Financing”) to the extent that such financing or capital is provided to the Company by investors whom the Representative has introduced, directly or indirectly by way of at least one meeting in person or telephonically, to the Company during the Engagement Period (as defined in the Agreement), if such Tail Financing is consummated at any time during the Engagement Period or within twelve (12) months following the expiration of the Engagement Period or termination of that certain engagement letter agreement by and between the Company and the Representative, dated as of June 27, 2023.

Pursuant to Section 12 of the Agreement, the Company has agreed, among other things, that for the period of one year from the Effective Date, upon notice from the Representative to the Company, the Representative shall have the right to send a representative to observe each meeting of the Board of Directors of the Company.

For consideration received (the sufficiency of which is acknowledged), we request that the Representative hereby irrevocably waive any and all of its rights under Sections 3(n), 3(o), 3(q), 3(r) and 12 of the Agreement (the “Waived Provisions”) and all restrictions on and obligations of the Company in relation to the Waived Provisions. Please evidence acceptance of this waiver by signing this letter agreement by executing the signature page provided below.

Except to the extent, and only to the extent, so modified by this Limited Waiver of Underwriting Agreement, all terms, conditions and covenants contained in the Agreement and the documents related thereto shall remain in full force and effect, enforceable in accordance with their terms. This Limited Waiver of Underwriting Agreement is effective only as to the matters expressly waived. This Limited Waiver of Underwriting Agreement is intended for the benefit of, and may be relied upon by, the Company.

Sincerely yours,

INNO HOLDINGS INC.

By:	/s/ Dekui Liu
Name:	Dekui Liu
Title:	Chief Executive Officer

[Signature Page to Limited Waiver of Underwriting Agreement]

ACCEPTED AND AGREED:

AC SUNSHINE SECURITIES LLC

By:	/s/ Ying Cui
Name:	Ying Cui
Title:	President

[Signature Page to Limited Waiver of Underwriting Agreement]